Exhibit 99.1
Conn’s Continues Executive Transition Process and
Appoints Seasoned Executives to Lead Retail, Logistics and Service Divisions

•	Coleman R. (“CR”) Gaines named President and Chief Operating Officer of Retail

•	Casey Chung appointed Vice President of Logistics, and

•	David Hutchinson appointed Vice President of Service

THE WOODLANDS, Texas-- Conn's, Inc. (NASDAQ:CONN) today announced that it has achieved another major milestone in the transformation of its business with the appointments of three important executives across the Company’s Retail, Logistics and Service divisions.
Within Retail, the Company has named Coleman R. (“CR”) Gaines as President and Chief Operating Officer. In his role, Gaines will oversee the Company’s Retail business including operations, merchandising, logistics and service. Gaines will join Conn’s on February 1, 2017 and will report directly to Norm Miller, the Company’s Chief Executive Officer and Chairman.
“CR is a seasoned operations executive with over 25 years of experience at high growth retail organizations,” said Mr. Miller. “With his track record of providing outstanding leadership and solid financial management, I’m confident that CR will ensure Conn’s is well positioned to achieve sustainable revenue growth in our Retail business.”
Gaines previously spent seven years at TMX Finance in Savannah, GA, a consumer retail finance company that served subprime consumers, and was most recently the company’s Executive Vice President of Store Operations. At TMX, Gaines led the entire store operations group, which consisted of 1,300 retail locations across 18 states, and was responsible for managing new store growth, improving operational efficiencies, and delivering profit to expectation. He also served in additional roles at TMX including Senior Vice President, Divisional Vice President and Regional Manager. Gaines holds a B.A. in Theology from Freed Hardeman University.

Prior to TMX, Gaines spent eight years at Tractor Supply Company, working up to Divisional Vice President of Operations, where he managed a $1.4 billion business unit and directed all operational activities for the company’s 900 stores. Gaines began his career at Scotty’s Home Centers & Hardware Stores, working his way up over 13 years to Vice President of Hardware Stores where he assumed full P&L responsibility for the company’s 70 retail stores.
In addition to the appointment of Gaines, Conn’s announced the appointments of Casey Chung as Vice President of Logistics and David Hutchinson as Vice President of Service.

Chung brings over 20 years of logistics business experience to Conn’s, most recently serving as Vice President of Logistics for Caleres in Lebanon, TN, the parent company to Famous Footwear. At Caleres, Chung spearheaded an initiative to modernize and optimize the Supply Chain network, with a focus on reducing cost and increasing speed and flexibility. Prior to Caleres, Chung oversaw logistics for other leading high growth retail companies including GAP Inc., Blockbuster and Walmart. Chung has an MBA in Supply Chain Management and a Ph.D. in Operations Management from the University of Texas in Dallas.

Hutchinson has nearly two decades of experience in sales and operations roles with an emphasis on creating an innovative customer service experience for major retailers including The Home Depot and Sears. In his most recent role, Hutchinson served as Senior Director & General Manager at The Home Depot in Atlanta where he was responsible for in-home sales and installation business for all custom windows, roofing, siding and other exterior products. Prior to The Home Depot, Hutchinson spent 16 years at Sears. His last role at Sears was as a Regional Vice President, responsible for major home appliance repair operations. Hutchinson has a B.S. in Business Management from the University of South Florida.

About Conn's, Inc.
Conn's is a specialty retailer currently operating over 110 retail locations in Alabama, Arizona, Colorado, Georgia, Louisiana, Mississippi, Nevada, New Mexico, North Carolina, Oklahoma, South Carolina, Tennessee and Texas. The Company's primary product categories include:

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•	Furniture and mattress, including furniture and related accessories for the living room, dining room and bedroom, as well as both traditional and specialty mattresses;

•	Home appliance, including refrigerators, freezers, washers, dryers, dishwashers and ranges;

•	Consumer electronics, including LED, OLED, Ultra HD, and internet-ready televisions, Blu-ray players, home theater and portable audio equipment; and

•	Home office, including computers, printers and accessories.
Additionally, Conn's offers a variety of products on a seasonal basis. Unlike many of its competitors, Conn's provides flexible in-house credit options for its customers in addition to third-party financing programs and third-party rent-to-own payment plans.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include information concerning the Company's future financial performance, business strategy, plans, goals and objectives. Statements containing the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts. We can give no assurance that such statements will prove to be correct, and actual results may differ materially. A wide variety of potential risks, uncertainties, and other factors could materially affect the Company's ability to achieve the results either expressed or implied by the Company's forward-looking statements including, but not limited to: general economic conditions impacting the Company's customers or potential customers; the Company's ability to execute periodic securitizations of future originated customer loans including the sale of any remaining residual equity on favorable terms; the Company's ability to continue existing customer financing programs or to offer new customer financing programs; changes in the delinquency status of the Company's credit portfolio; unfavorable developments in ongoing litigation; increased regulatory oversight; higher than anticipated net charge-offs in the credit portfolio; the success of the Company's planned opening of new stores; technological and market developments and sales trends for the Company's major product offerings; the Company's ability to protect against cyber-attacks or data security breaches and to protect the integrity and security of individually identifiable data of the Company's customers and employees; the Company's ability to fund its operations, capital expenditures, debt repayment and expansion from cash flows from operations, borrowings from the Company's revolving credit facility, and proceeds from accessing debt or equity markets; the ability to continue the repurchase program; and the other risks detailed in the Company's most recent reports filed with the Securities and Exchange Commission, including but not limited to, the Company's Annual Report on Form 10-K, the Company's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise. All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.
CONN-G
S.M. Berger & Company
Andrew Berger (216) 464-6400

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